100% Principal Protection Notes

A Strategic Complement to Fixed Income Investing

UBS AG, Jersey Branch

May 28, 2009

PROSPECTUS SUPPLEMENT (To Prospectus dated January 13, 2009)

Product Supplement
100% Principal Protection Notes

UBS AG from time to time may offer and sell 100% Principal Protection Notes, which we refer to as the “Notes”. This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, including the name of the underlying index (the “underlying index”) or the several indices (each, a “basket index”) composing the weighted basket (the “underlying basket”) to which the return on the Notes is linked and the specific manner in which such Notes may be offered, will be described in an applicable pricing supplement to this product supplement (the “applicable pricing supplement”). If there is any inconsistency between the terms described in the applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable pricing supplement will be controlling. The general terms of the Notes are described in this product supplement and, unless otherwise specified in the applicable pricing supplement, include the following:

Issuer (Booking Branch):
UBS AG (Jersey Branch)
Coupon:
Unless otherwise specified in the applicable pricing supplement, we will pay you interest during the term of the Notes, periodically in arrears, at the rate per annum (the “coupon rate”) and on the dates (the “coupon payment dates”) set forth in the applicable pricing supplement.
Principal Amount:
Unless otherwise specified in the applicable pricing supplement, each Note will have a principal amount (the “principal amount”) of $10.00 (with a minimum investment of 100 Notes for a total of $1,000).
Principal Protection:
100%, at maturity.
Participation Rate:
The applicable pricing supplement will specify the rate at which you will participate (the “participation rate”) in the performance of the underlying index or underlying basket (the “index return”). The applicable pricing supplement will specify the actual participation rate, which will be set on the date on which an offering of the Notes is priced (the “trade date”). Unless otherwise specified in the applicable pricing supplement, the participation rate will be 100%.
Payment at Maturity (per Principal Amount):
At maturity, you will receive a cash payment per Note based on the index return.
➢ If the index return is positive, your cash payment will be calculated as follows: principal amount + (principal amount × participation rate × index return).
➢ If the index return is zero or negative, you will receive your principal amount.
The payment at maturity on the Notes may be subject to a predetermined maximum gain (the “maximum gain”), which, if applicable, will be specified in the applicable pricing supplement. If a maximum gain is specified in the applicable pricing supplement, your participation in a positive index return will be limited to such maximum gain.
Index Return:
The “index return” is the quotient, expressed as a percentage, of (i) the ending level of the underlying index or underlying basket minus the starting level of the underlying index or underlying basket, divided by (ii) the starting level of the underlying index or underlying basket.
Expressed as a formula:
Ending Level – Starting Level Starting Level
Starting Level:
The closing level of the underlying index determined on the trade date and set forth in the applicable pricing supplement or, in the case of an underlying basket, 100.
Ending Level:
Unless otherwise specified in the applicable pricing supplement, the “ending level” is the closing level of the underlying index determined on a date specified in the applicable pricing supplement, subject to adjustment upon the occurrence of a market disruption event, as described herein (the “final valuation date”) or, in the case of an underlying basket, the weighted performance of the basket indices on the final valuation date. However, the applicable pricing supplement may specify that the ending level will be calculated by averaging the closing levels of the underlying index or the weighted performance of the basket indices, as the case may be, on one or more specified dates and the final valuation date.
See “General Terms of the Notes — Payment at Maturity” beginning on page PS-18.
No Listing:
Unless otherwise specified in the applicable pricing supplement, the Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:
UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the Notes, including any changes to the terms specified in this product supplement.

To help investors identify appropriate structured investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as a Protection Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on PS-5.

See “Risk Factors” beginning on page PS-10 for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated May 28, 2009

ADDITIONAL INFORMATION ABOUT THE PRINCIPAL PROTECTION NOTES

You should read this product supplement together with the prospectus dated January 13, 2009, relating to our Medium Term Notes, Series A, of which the Notes are a part, the index supplement dated January 13, 2009, and any pricing supplement that we may file with the SEC from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

➢	Index supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

➢	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 00011144446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices and Underlying Index Publishers	IS-2
Dow Jones Industrial Average® Index	IS-2
NASDAQ-100® Index	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Dow Jones-AIG Commodity IndexSM	IS-16
UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return	IS-23
Rogers International Commodity Index® Excess ReturnSM	IS-28
AMEX Hong Kong 30 Index	IS-35
Dow Jones EURO STOXX 50® Index	IS-39
FTSETM100 Index	IS-41
FTSE/Xinhua China 25 IndexTM	IS-44
Hang Seng China Enterprises Index	IS-49
Korea KOSPI 200 Index	IS-52
MSCI Indices	IS-55
MSCI-EAFE® Index	IS-55
MSCI® Emerging Markets IndexSM	IS-55
Nikkei® 225 Index	IS-61
S&P/ASX 200® Index	IS-64
Swiss Market Index (SMI)®	IS-66

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

Product Supplement Summary

This product supplement describes the terms that will apply generally to the Notes. Prior to the trade date for a particular offering of the Notes, UBS AG will prepare a separate free writing prospectus that will apply specifically to that offering and will include the identity of the underlying index or underlying basket, as well as any changes to the general terms specified below. On the trade date, UBS AG will prepare a pricing supplement that, in addition to the identity of the underlying index or underlying basket and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any free writing prospectus and pricing supplement should be read in conjunction with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean 100% Principal Protection Notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 13, 2009, of UBS. References to the “applicable pricing supplement” mean the related pricing supplement that describes the specific terms of your Notes.

What are the Notes?

The 100% Principal Protection Notes are medium-term notes issued by UBS AG, offering (1) full principal protection against any decline in the underlying index or underlying basket, (2) periodic coupon payments unless otherwise specified in the applicable pricing supplement, and (3) participation at the participation rate, to be determined on the trade date, in any positive return on the underlying index or the underlying basket, subject to a maximum gain feature, if applicable. Unless otherwise specified in the applicable pricing supplement, the participation rate will be 100%.

Unless otherwise specified in the applicable pricing supplement, we will pay you interest during the term of the Notes, periodically in arrears, at the coupon rate and on the coupon payment dates set forth in the applicable pricing supplement, regardless of how the underlying index or underlying basket performs. If any coupon payment date falls on a day that is not a business day, the related coupon payment will be made on the next succeeding business day and no interest shall accrue on such coupon payment as a result of the delayed payment.

Unless otherwise specified in the applicable pricing supplement, the index return is measured by the percentage change in the level of the underlying index or, in the case of an underlying basket, the weighted percentage change in the levels of the basket indices, in each case from the trade date relative to the final valuation date. Subject to adjustment upon the occurrence of a market disruption event, the final valuation date will be the date specified in the applicable pricing supplement.

The underlying index or underlying basket, the level of which may be based on stocks, futures contracts on physical commodities or other constituents, will be specified in the applicable pricing supplement to this product supplement. Some of the potential underlying indices or basket indices that may be specified in the applicable pricing supplement are described in an index supplement that may be filed with the SEC from time to time (the “index supplement”).

The return on the Notes, if any, will depend on (1) the coupon rate, (2) the index return, (3) the participation rate and (4) the maximum gain (if applicable). The participation rate and the maximum gain, if applicable, will be determined on the trade date.

At maturity, you will receive a cash payment per Note based on the index return.

➢	If the index return is positive, your cash payment will be calculated as follows: principal amount + (principal amount × participation rate × index return).
➢	If the index return is zero or negative, you will receive your principal amount.

The payment at maturity on the Notes may be subject to a predetermined maximum gain, which, if applicable, will be specified in the applicable pricing supplement. If a maximum gain is specified in the applicable pricing supplement, your participation in a positive index return will be limited to such maximum gain.

The “index return” is the quotient, expressed as a percentage, of (i) the ending level of the underlying index or underlying basket minus the starting level of the underlying index or underlying basket, divided by (ii) the starting level of the underlying index or underlying basket.

Expressed as a formula:

Ending Level – Starting Level

Starting Level

The “starting level” is the closing level of the underlying index determined on the trade date or, in the case of an underlying basket, 100.

Unless otherwise specified in the applicable pricing supplement, the “ending level” is the closing level of the underlying index determined on the final valuation date or, in the case of an underlying basket, the weighted performance of the basket indices on the final valuation date. However, the applicable pricing supplement may specify that the ending level will be calculated by averaging the closing levels of the underlying index or the weighted performance of the basket indices, as the case may be, on one or more specified dates and the final valuation date.

The applicable pricing supplement will specify the trade date, the coupon payment dates and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon rate, the underlying index or underlying basket, the starting level, the maximum gain (if any) and the participation rate (if other than 100%).

We may issue separate offerings of the Notes that are identical in all respects, except that each offering is linked to the performance of a different underlying index or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend solely upon the performance of the underlying index or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the Notes.

The Notes are Part of a Series

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Notes We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Specific Terms will be described in Applicable Pricing Supplements

The specific terms of your Notes will be described in the applicable pricing supplement accompanying this product supplement. The terms described there supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement should be read in conjunction with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

➢	Growth Potential — The Notes provide an opportunity for participation in any positive index return at the participation rate, to be determined on the trade date, if held to maturity. If a maximum gain is specified in the applicable pricing supplement, however, your participation in a positive index return will be limited to such maximum gain.
➢	Income — For each offering of the Notes in which you invest, you will receive interest on the principal amount, at a coupon rate per annum and on the coupon payment dates set forth for such offering of the Notes in the applicable pricing supplement, regardless of the performance of the underlying index or underlying basket.
➢	Preservation of Capital — If you hold your Notes to maturity, you will receive at least the principal amount of your Notes, regardless of the index return.
➢	Diversification — The Notes may provide diversification within the equity, commodities or other relevant portion of your portfolio through exposure to the underlying index or underlying basket and their respective index constituents.
➢	Minimum Investment — In the case of offerings of $10.00 Notes, your minimum investment is 100 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $1,000), unless otherwise specified in the applicable pricing supplement. Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

What are some of the risks of the Notes?

An investment in any of the Notes involves significant risks. Some of the risks that apply generally to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” on page PS-10 and in the applicable pricing supplement.

➢	No principal protection unless you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you hold your Notes to maturity, you will receive at least the principal amount and coupon payments of your Notes, regardless of the index return. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss.
➢	Your growth potential may be limited — The payment at maturity on the Notes may be subject to a maximum gain, which, if applicable, will be specified in the applicable pricing supplement. If your Notes have a maximum gain feature, you will not benefit from any positive index return (as may be enhanced by the participation rate) in excess of the maximum gain.
➢	Market risk — The return on the Notes in excess of the coupon paid on the Notes is directly linked to the performance of the underlying index or underlying basket and indirectly linked to the value of the stocks (“index constituent stocks”), futures contracts on physical commodities (“index commodities”) and other constituents (collectively, “index constituents”) comprising the underlying index or underlying basket.
➢	Owning the Notes is not the same as owning the index constituents — Owning the Notes is not the same as owning the index constituents. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituents may have.
➢	The Notes will bear interest — As a holder of the Notes, you will receive periodic coupon payments. The overall return you earn on your Notes may be lower than interest payments you would receive by investing in a conventional fixed-rate or floating-rate debt security having the same maturity date and issuance date as the Notes.

➢	Credit of the Issuer — The Notes are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Notes.
➢	There may be little or no secondary market for the Notes — Unless otherwise specified in the applicable pricing supplement, the Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.
➢	Secondary market impact — The secondary market price of the Notes will be influenced by many factors including the level of the underlying index or underlying basket, volatilities, dividends and interest rates. Full principal protection will apply only at maturity, and the market price of the Notes prior to maturity will not directly correspond with the performance of the underlying index or underlying basket.
➢	Impact of fees on secondary market prices — Generally, the price of the Notes in the secondary market, if one develops, is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
➢	Potential conflict of interest — UBS and its affiliates may engage in trading activities related to the underlying index or underlying basket or the index constituents which may present a conflict between the interests of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine the payment at maturity based on the observed level of the underlying index or underlying basket. The calculation agent can postpone the determination of the ending level if a market disruption event occurs and is continuing on the final valuation date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Notes. Any such research, opinions or recommendations could affect the level of the underlying index or underlying basket and therefore the market value of the Notes.

The Notes may be a suitable investment for you if:

➢	You seek an investment with a return linked to the performance of the underlying index or underlying basket.
➢	You seek an investment that offers full principal protection against a decline in the underlying index or underlying basket when the Notes are held to maturity.
➢	You believe that the level of the underlying index or underlying basket will increase over the term of the Notes.
➢	You seek periodic income from your investment that is no greater than the coupon rate set forth in the applicable pricing supplement.
➢	You are willing to invest in the Notes based on the participation rate specified in the applicable pricing supplement.
➢	You are willing to hold the Notes to maturity.
➢	You are not seeking an investment for which there will be an active secondary market.
➢	You are comfortable with the creditworthiness of UBS, as Issuer of the Notes.
➢	For Notes that have a maximum gain feature, you are willing to invest in the Notes notwithstanding that your participation in the positive performance of the underlying index or underlying basket will be limited to the maximum gain set forth in the applicable pricing supplement.

The Notes may not be a suitable investment for you if:

➢	You are unwilling to be exposed to fluctuations in the index constituent stocks, index commodities or other index constituents comprising the underlying index or underlying basket.
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.
➢	You believe that the level of the underlying index or underlying basket will decrease over the term of the Notes.
➢	You seek periodic income from your investment that is greater than the coupon rate set forth in the applicable pricing supplement.
➢	You are unable or unwilling to hold the Notes to maturity.
➢	You seek an investment for which there will be an active secondary market.
➢	You are not willing or are unable to assume the credit risk associated with UBS, as Issuer of the Notes.
➢	For Notes that have a maximum gain feature, you seek an investment that is exposed to the full positive performance of the underlying index or underlying basket (i.e., potentially in excess of the maximum gain).

Structured Product Categorization

To help investors identify appropriate structured products, UBS organizes its structured products, including the Notes, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of structured products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular structured product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost.

Classification of structured products into categories is not intended to guarantee particular results or performance.

What are the tax consequences of the Notes?

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for U.S. federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though such income may exceed the coupon payments you receive. Your cost basis in your Notes will be increased by the amount you are required to include in income and decreased by the amount of coupon payments you receive. We will provide the comparable yield and projected payment schedule in the applicable pricing supplement. The comparable yield is neither a prediction nor a guarantee of what the actual payment you receive will be, or that the actual payment you receive will even exceed the full principal amount.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons, please see the discussion under “Supplemental U.S. Tax Considerations” on page PS-25 and consult your tax advisor.

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

Step 1: Calculate the Index Return.

Unless otherwise specified in the applicable pricing supplement, the index return is calculated as the quotient, expressed as a percentage, of (i) the ending level of the underlying index or underlying basket minus the starting level of the underlying index or underlying basket, divided by (ii) the starting level of the underlying index or underlying basket. Expressed as a formula:

Index Return =
Ending Level – Starting Level

Starting Level

The “starting level” is the closing level of the underlying index determined on the trade date or, in the case of an underlying basket, 100.

Unless otherwise specified in the applicable pricing supplement, the “ending level” is the closing level of the underlying index determined on the final valuation date or, in the case of an underlying basket, the weighted performance of the basket indices on the final valuation date. However, the applicable pricing supplement may specify that the ending level will be calculated by averaging the closing levels of the underlying index or the weighted performance of the basket indices, as the case may be, on one or more specified dates and the final valuation date.

Step 2: Calculate the cash payment at maturity.

At maturity, you will receive a cash payment per Note based on the index return.

➢	If the index return is positive, your cash payment will be calculated as follows: principal amount + (principal amount × participation rate × index return).
➢	If the index return is zero or negative, you will receive your principal amount.

The payment at maturity on the Notes may be subject to a maximum gain, which, if applicable, will be specified in the applicable pricing supplement. If a maximum gain is specified in the applicable pricing supplement, your participation in a positive index return will be limited to such maximum gain.

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity and total return on a hypothetical offering of the Notes assuming the following*:

Principal Amount:	$10
Coupon Rate per Annum:	2.5% or $0.25 ($10 × 2.5% = $0.25)
Total Coupon Payments:	$0.75 ($0.25 × 3 = $0.75)
Starting Level:	1000 (hypothetical)
Participation Rate:	100% of any positive return on the underlying index or underlying basket
Maximum Gain:	20%
Principal Protection:	100%
Term:	3 years

*	The actual coupon rate, participation rate, maximum gain (if applicable) and other terms for each Note will be set on the trade date in the applicable pricing supplement.

Example 1 — The Index Return is 15%

Calculation of cash payment at maturity and total return on the Notes

If we assume that the index return is 15%, an investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the participation rate multiplied by (iii) the index return.

At maturity, you will receive a cash payment per Note equal to:

principal amount + (principal amount × participation rate × index return) =
$10 + ($10 × 100% × 15%)
= $11.50

Investor receives $11.50 at maturity for each Note. In addition, for each Note the investor receives total coupon payments over the term of Notes equal to $0.75. Therefore, the investor receives a cumulative payment amount of $12.25 for each Note (a 22.50% total return).

Calculation of comparative return on a $10 direct investment in the underlying index or underlying basket

Principal Amount =		$10
plus
Principal Amount × Index Return
$10 × 15% =		$1.50
	Total:	$11.50

Investor would receive $11.50 on a $10.00 direct investment in the underlying index or underlying basket (a 15% total return).

Example 2 — The Index Return is -50%

Calculation of cash payment at maturity on the Notes

If we assume that the index return is -50%, an investor would receive at maturity only the principal amount of each Note.

At maturity, you will receive a cash payment per Note equal to your principal amount or $10.

Investor receives $10 at maturity for each Note. In addition, for each Note the investor receives total coupon payments over the term of Notes equal to $0.75. Therefore, the investor receives a cumulative payment amount of $10.75 for each Note (a 7.50% total return).

Calculation of comparative return on a $10 direct investment in the underlying index or underlying basket

Principal Amount =		$10
plus
Principal Amount × Index Return
$10 × -50% =		-$5
	Total:	$5

Investor would receive $5 on a $10 direct investment in the underlying index or underlying basket (a -50% total return).

Example 3 — The Index Return is 35%

Calculation of cash payment at maturity and total return on the Notes

If we assume that the index return is 35%, an investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount, multiplied by (ii) the participation rate, multiplied by (iii) the maximum gain (which is less than 100% of the positive index return).

At maturity, you will receive a cash payment per Note equal to:

principal amount + (principal amount × participation rate × maximum gain) =
$10 + ($10 × 100% × 20%)
= $12

Investor receives $12 at maturity for each Note. In addition, for each Note the investor receives total coupon payments over the term of Notes equal to $0.75. Therefore, the investor receives a cumulative payment amount of $12.75 for each Note (a 27.50% total return).

Calculation of comparative return on a $10 direct investment in the underlying index or underlying basket

Principal Amount =		$10
plus
Principal Amount × Index Return
$10 × 35% =		$3.50
	Total:	$13.50

Investor would receive $13.50 on a $10 direct investment in the underlying index or underlying basket (a 35% total return).

Hypothetical Payment Amounts on Your Notes

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Notes at maturity and the cash payment that could be delivered for each of your Notes on the stated maturity date, based on a range of hypothetical starting levels and ending levels of the underlying index or underlying basket and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical ending levels of the underlying index or underlying basket on the final valuation date could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on closing levels for the underlying index or basket indices that may not be achieved on the applicable final valuation date and on assumptions regarding terms of the Notes that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Notes on the stated maturity date may bear little or no relationship to the actual market value of your Notes on that date or at any other time, including any time over the term of the Notes that you might wish to sell your Notes. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Notes, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Notes might be, it may bear little or no relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the index constituent stocks, the index commodities or any other index constituents, or in the underlying index or underlying basket. The following factors, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the underlying index, the basket indices or the index constituents:

➢	if the Notes are subject to a maximum gain feature, the return on the Notes is likely to be less than the return on a direct investment in the underlying index or the basket indices if the index return is greater than the maximum gain.
➢	in the case of direct investment in an underlying index or basket indices comprised of index constituent stocks or a direct investment in the index constituent stocks themselves, the return could include substantial dividend payments, which will not be reflected in the return on the Notes unless the underlying index or the relevant basket indices are total return indices;
➢	in the case of direct investment in index constituents, the return could include rights that you will not have as an investor in the Notes; and
➢	an investment directly in the underlying index or the basket indices is likely to have tax consequences that are different from an investment in the Notes.

We describe various risk factors that may affect the market value of the Notes, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-10 of this product supplement.

We cannot predict the closing levels of the underlying index or basket indices. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Notes on the stated maturity date, nor should it be viewed as an indication of the financial return on your Notes or of how that return might compare to the financial return if you were to invest directly in the underlying index or basket indices.

Risk Factors

The return on the Notes is linked to the performance of the underlying index or underlying basket. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Notes.

The Notes are intended to be held to maturity. Your principal is protected only if you hold your Notes to maturity.

If you hold your Notes to maturity, you will receive at least the principal amount of your Notes, regardless of the index return. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold. You should be willing to hold your Notes to maturity.

Your payment at maturity on the Notes may be limited by the maximum gain.

The payment at maturity on the Notes may be subject to a maximum gain, which, if applicable, will be specified in the applicable pricing supplement. If your Notes have a maximum gain feature, you will not benefit from any positive index return (as may be enhanced by the participation rate) in excess of the maximum gain.

Owning the Notes is not the same as owning the index constituents.

The return on your Notes may not reflect the return you would realize if you actually owned the index constituents and held such investment for a similar period because:

➢	you will receive a minimum payment of at least 100% of the principal amount of your Notes plus periodic coupon payments if the Notes are held to maturity; and
➢	the level of the underlying index or underlying basket may be calculated in part by reference to the prices of the index constituents without taking into consideration the value of dividends paid on any index constituent stocks.

Even if the level of the underlying index or underlying basket increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the underlying index or underlying basket to increase while the market value of the Notes declines.

Changes that affect the underlying index or basket indices will affect the market value of your Notes and the amount you will receive at maturity of your Notes.

The policies of the sponsor of the underlying index or basket indices to which your Notes are linked (each an “index sponsor”) concerning the calculation of the underlying index or basket indices, additions, deletions or substitutions of the index constituents and the manner in which changes affecting the index constituents, the issuers of the index constituent stocks (such as stock dividends, reorganizations or mergers) or the index commodities (such as prolonged changes in market value, significantly decreased liquidity or any such index commodity ceasing to exist) are reflected in the underlying index or basket indices, could affect the level of the underlying index or basket indices and, therefore, could affect the amount payable on your Notes at maturity and the market value of your Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if an index sponsor changes these policies, for example by changing the manner in which it calculates the underlying index or a basket index, or if an index sponsor discontinues or suspends calculation or publication of the underlying index or a basket index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the ending level is not available because of a market disruption event or for any other reason, and no successor index is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the ending level or fair market value of the Notes — and thus the amount payable at maturity — in a manner it considers appropriate.

Risk Factors

Coupon payments on the Notes may be lower than interest payments on conventional fixed-rate or floating-rate debt securities.

As a holder of the Notes, you will receive periodic coupon payments. The overall return you earn on your Notes may be lower than interest payments you would receive by investing in a conventional fixed-rate or floating-rate debt security having the same maturity date and issuance date as the Notes.

There may not be an active trading market in the Notes — sales in the secondary market may result in significant losses.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. Unless otherwise specified in the applicable pricing supplement, the Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time. If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. In addition, you will not receive any principal protection.

The market value of the Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the level of the underlying index or underlying basket on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	the volatility of the underlying index or the basket indices (i.e., the frequency and magnitude of changes in the level of the underlying index or basket indices over the term of the Notes);
➢	the composition of the underlying index or the basket indices and changes to their respective index constituents;
➢	the market prices of the index constituents;
➢	the dividend rate paid on the index constituent stocks (while not paid to the holders of the Notes, dividend payments on the index constituent stocks may influence the market price of such index constituent stocks and the level of any underlying index or underlying basket comprising such constituent stocks, and therefore affect the market value of any Notes linked to such underlying index or underlying basket);
➢	interest rates in the U.S. markets and each market related to the index constituents;
➢	the time remaining to the maturity of the Notes;
➢	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;
➢	economic, financial, political, regulatory, judicial or other events that affect the level of the underlying index or underlying basket or the market price of the index constituents or that affect markets generally; and
➢	the creditworthiness of UBS.

Risk Factors

In the case of Notes linked to a commodities index, commodity prices may change unpredictably, affecting the value of your Notes in unforeseeable ways.

Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates, and trading activities in commodities and related futures contracts. These factors may affect the closing level of the index and, therefore, the value of your Notes in varying ways. Different factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.

In the case of Notes linked to a commodities index, suspensions or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Notes.

Commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the underlying index or underlying basket and, therefore, the value of your Notes.

In the case of Notes linked to a commodities index, higher future prices of commodities included in the index relative to their current prices may lead to a decrease in the amount payable at maturity.

Your Notes may be linked to an index that is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the applicable physical commodity. As the exchange-traded futures contracts approach expiration, they are replaced by contracts that have a later expiration. The relative sale prices of the contracts with earlier and later expiration dates will depend on the commodities included in the underlying index or underlying basket and the markets for those commodities during the term of your Notes. Sale prices for contracts with later expiration dates that are higher than the sale prices for contracts expiring earlier could adversely affect the value of the commodity index to which your Notes are linked and, accordingly, decrease the payment you receive at maturity.

Historical performance of the underlying index or basket indices should not be taken as an indication of the future performance of the underlying index or basket indices during the term of the Notes.

The trading prices of the index constituents will determine the level of the underlying index or basket indices. The historical performance of the underlying index or the basket indices should not be taken as an indication of the future performance of the underlying index or basket indices. As a result, it is impossible to predict whether the level of the underlying index or any basket index will rise or fall. Trading prices of the index constituents will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of such index constituents, as discussed above. Moreover, any basket to which the Notes may be linked does not have a recognized market value and no historical performance data may be publicly available.

The formula for determining the payment at maturity does not take into account all developments in the underlying index or underlying basket.

Changes in the underlying index or basket indices during the term of the Notes before the final valuation date will not be reflected in the calculation of the amount payable, if any, at maturity. The calculation

Risk Factors

agent will calculate the payment at maturity by comparing only the level of the underlying index or each basket index on the trade date and the level of the underlying index or basket index on the final valuation date. No other levels will be taken into account. As a result, you may lose some of your investment even if the underlying index or basket index has risen at certain times during the term of the Notes before falling to a level below its starting level on the final valuation date.

Trading and other transactions by UBS or its affiliates in the index constituents, futures, options, exchange traded funds or other derivative products on such index constituents or the underlying index or basket indices may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging” on page PS-24, UBS or its affiliates may hedge their obligations under the Notes by purchasing the index constituents, futures or options on the index constituents or the underlying index or basket indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituents or the underlying index or basket indices, and they may adjust these hedges by, among other things, purchasing or selling the index constituents, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituents or the underlying index or basket indices at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of such index constituents and/or the level of the underlying index or basket indices and, therefore, the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in the index constituents and other investments relating to the index constituents or the underlying index or basket indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the index constituents and the level of the underlying index or the levels of the basket indices and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any index constituents or the underlying index or basket indices. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying index or basket indices and the index constituents that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the underlying index or any basket index, could be adverse to such holders’ interests as beneficial owners of the Notes.

In the case of Notes linked to an equity index or to a basket that includes an equity index, UBS and its affiliates may, at present or in the future, engage in business with the issuers of the index constituents, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the index constituents and the level of the underlying index or any basket index and, therefore, the market value of the Notes.

Risk Factors

You will not receive dividend payments on the index constituent stocks, or have shareholder rights in the index constituent stocks.

You will not receive any dividend payments or other distributions on the index constituent stocks, and any coupon payment you receive on the Notes may be less than the amount of dividends you would receive if you invested directly in the index constituent stocks. As an owner of the Notes, you will not have voting rights or any other rights that holders of the index constituent stocks may have.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the level of the index constituents, the underlying index or underlying basket or the market value of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may publish research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes, the index constituents and the underlying index or underlying basket.

UBS and its affiliates have no affiliation with any index sponsor and are not responsible for their public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the sponsor of any index that may be used to calculate the payment at maturity (except for licensing arrangements discussed in the index supplement) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index or the basket indices. If an index sponsor discontinues or suspends the calculation of the underlying index or a basket index to which your Notes are linked, it may become difficult to determine the market value of the Notes and the payment at maturity. The calculation agent may designate a successor index. If the calculation agent determines that no successor index comparable to the underlying index or basket index exists, the payment you receive at maturity or early exchange will be determined by the calculation agent. See “General Terms of the Notes — Market Disruption Event” on page PS-20 and “General Terms of the Notes — Role of Calculation Agent” on page PS-23. No index sponsor is involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying index sponsor and the underlying index or basket indices to which your Notes are linked from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the relevant index sponsor or the underlying index or basket indices contained in the index supplement or any pricing supplement. You, as an investor in the Notes, should make your own independent investigation into the relevant index sponsor and the underlying index or basket indices for your Notes.

There are potential conflicts of interest between you and the calculation agent.

UBS’s affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page PS-23. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the index

Risk Factors

constituents or the underlying index or basket indices has occurred or is continuing on the final valuation date for the underlying index or particular basket index. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the determination of the ending level or the maturity date if a market disruption event occurs on the final valuation date.

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the relevant level of the underlying index or basket index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the level of the underlying index or any basket index is not available on the last possible day that qualifies as the final valuation date either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the level of the underlying index or basket index that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Notes — Market Disruption Event” on page PS-20.

An investment in the Notes may be subject to risks associated with non-U.S. securities and futures markets.

Some or all of the index constituent stocks may be issued by non-U.S. companies and may trade on non-U.S. exchanges. An investment in securities linked to the value of non-U.S. equity securities or non-U.S. exchange-traded futures contracts involves particular risks.

Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on United States exchanges.

Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult for any index sponsor to enforce the laws or regulations of a non-U.S. country or exchange.

Risk Factors

Any index constituent stock that is issued by a non-U.S. company and any index commodity that is traded on a non-U.S. exchange will be specified in the index supplement or the applicable pricing supplement.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates as a result of dealer discounts, mark-ups or other transactions.

The index return for the Notes may not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect an underlying index or basket index whose underlying constituent stocks are traded in currencies other than the U.S. dollar.

Although the underlying index constituent stocks may be traded in, or their closing prices may be converted into, currencies other than the U.S. dollar, the Notes, which are linked to the underlying index or underlying basket, are denominated in U.S. dollars, and the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the index constituent stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the index return. The amount we pay in respect of the Notes on the maturity date will be determined solely in accordance with the procedures described in “General Terms of the Notes” beginning on page PS-18.

The Notes may be subject to currency exchange risk.

Because the price of the index constituent stocks may be converted by a sponsor of the underlying index or basket indices into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the level of the underlying index or basket indices, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the countries represented in any such index. An investor’s net exposure will depend on the extent to which the currencies of the constituent stocks underlying any such index strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective constituent currencies, the performance of any such index may be adversely affected, and the payment at maturity of the Notes may be reduced.

Of particular importance to potential currency exchange risk are:

➢	existing and expected rates of inflation;
➢	existing and expected interest rate levels;
➢	the balance of payments; and
➢	the extent of governmental surpluses or deficits in the countries relevant to the index and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries relevant to the index, the United States and other countries important to international trade and finance.

Valuation of the Notes

Each offering of the Notes is linked to the performance of a different underlying index or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend on the performance of the underlying index or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the Notes.

Unless otherwise specified in the applicable pricing supplement, we will pay you interest during the term of the Notes, periodically in arrears, at the coupon rate and on the coupon payment dates set forth in the applicable pricing supplement, regardless of how the underlying index or underlying basket performs. If any coupon payment date falls on a day that is not a business day, the related coupon payment will be made on the next succeeding business day and no interest shall accrue on such coupon payment as a result of the delayed payment.

At maturity, you will receive a cash payment per Note based on the index return.

➢	If the index return is positive, your cash payment will be calculated as follows: principal amount + (principal amount × participation rate × index return).
➢	If the index return is zero or negative, you will receive your principal amount.

The payment at maturity on the Notes may be subject to a maximum gain, which, if applicable, will be specified in the applicable pricing supplement. If a maximum gain is specified in the applicable pricing supplement, your participation in a positive index return will be limited to such maximum gain.

Unless otherwise specified in the applicable pricing supplement, the participation rate will be 100%.

The “index return” is the quotient, expressed as a percentage, of (i) the ending level of the underlying index or underlying basket minus the starting level of the underlying index or underlying basket divided by (ii) the starting level of the underlying index or underlying basket. Expressed as a formula:

Ending Level – Starting Level

Starting Level

The “starting level” is the closing level of the underlying index determined on the trade date or, in the case of an underlying basket, 100.

Unless otherwise specified in the applicable pricing supplement, the “ending level” is the closing level of the underlying index determined on the final valuation date or, in the case of an underlying basket, the weighted performance of the basket indices on the final valuation date. However, the applicable pricing supplement may specify that the ending level will be calculated by averaging the closing levels of the underlying index or the weighted performance of the basket indices, as the case may be, on one or more specified dates and the final valuation date.

The market value of the Notes prior to maturity will be affected by several factors many of which are beyond our control. We expect that generally the level of the underlying index or underlying basket on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the underlying index or basket indices, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page PS-10 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes:

Coupon

Unless otherwise specified in the applicable pricing supplement, interest will be paid in arrears in periodic installments during the term of the Notes on an unadjusted basis. The frequency of coupon payments and the corresponding coupon payment dates for the applicable offering of the Notes will be set forth in the applicable pricing supplement. If any coupon payment date falls on a day that is not a business day, the related coupon payment will be made on the next succeeding business day and no interest shall accrue on such coupon payment as a result of the delayed payment.

Denominations

Each Note will have a principal amount of $10.00, unless otherwise specified in the applicable pricing supplement. In the case of offerings of $10.00 Notes, your minimum investment is 100 Notes at a principal amount at $10.00 per Note (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

Payment at Maturity

At maturity, you will receive a cash payment per Note based on the index return.

➢	If the index return is positive, your cash payment will be calculated as follows:

principal amount + (principal amount × participation rate × index return).

➢	If the index return is zero or negative, you will receive your principal amount.

The payment at maturity on the Notes may be subject to a maximum gain, which, if applicable, will be specified in the applicable pricing supplement. If a maximum gain is specified in the applicable pricing supplement, your participation in a positive index return will be limited to such maximum gain.

Unless otherwise specified in the applicable pricing supplement, the participation rate will be 100%.

The “index return” is the quotient, expressed as a percentage, of (i) the ending level of the underlying index or underlying basket minus the starting level of the underlying index or underlying basket divided by (ii) the starting level of the underlying index or underlying basket.

Expressed as a formula:

Ending Level – Starting Level

Starting Level

The “starting level” is the closing level of the underlying index determined on the trade date or, in the case of an underlying basket, 100.

General Terms of the Notes

Unless otherwise specified in the applicable pricing supplement, the “ending level” is the closing level of the underlying index determined on the final valuation date or, in the case of an underlying basket, the weighted performance of the basket indices on the final valuation date. However, the applicable pricing supplement may specify that the ending level will be calculated by averaging the closing levels of the underlying index or the weighted performance of the basket indices, as the case may be, on one or more specified dates and the final valuation date.

The applicable pricing supplement will specify the trade date, the coupon payment dates and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon rate, the underlying index or underlying basket, the starting level, the maximum gain (if any) and the participation rate (if other than 100%).

We may issue separate offerings of the Notes that are identical in all respects, except that each individual offering is linked to the performance of a different underlying index or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the underlying index or underlying basket to which such offering is linked and will not depend in any way on the performance of any other offering of the Notes.

Maturity Date

The maturity date for your Notes will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the next following business day. The maturity date will be at least 366 days from the trade date. If the calculation agent postpones the final valuation date, the maturity date will be automatically postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement(s) of the final valuation date. As discussed below under “ — Final Valuation Date”, the calculation agent may postpone the final valuation date if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “ — Market Disruption Event” below.

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

Regular Record Dates for Coupon Payments

Unless otherwise specified in the applicable pricing supplement, the regular record date relating to a coupon payment date for the Notes will be the business day prior to the coupon payment date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Final Valuation Date

The final valuation date for your Notes will be the date specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the final valuation date will be the first business day on which the calculation agent determines that no market disruption occurs and is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

General Terms of the Notes

Closing Level

Unless otherwise specified in the applicable pricing supplement, the closing level of any underlying index or basket index on any day will be determined based on the closing level of such index or any successor index or alternative calculation of such index published following the regular official weekday close of the principal trading session of the relevant exchange for such index or basket index.

Market Disruption Event

The calculation agent will determine the ending level based on the closing level of the underlying index or each basket index on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the ending level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for the underlying index or any basket index. If such a postponement occurs, the calculation agent will use the closing level of such underlying index or basket index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the ending level be postponed by more than ten business days.

If the determination of the ending level is postponed to the last possible day, but a market disruption event for the underlying index or a basket index occurs or is continuing on that day, that day will nevertheless be the date on which the ending level for such underlying index or basket index will be determined by the calculation agent. In such an event, the calculation agent will make an estimate of the ending level that would have prevailed in the absence of the market disruption event.

For the avoidance of doubt, if no market disruption event exists with respect to a basket index on the final valuation date, the determination of the ending level for such basket index will be made on the originally scheduled final valuation date, irrespective of the existence of a market disruption event with respect to one or more of the other basket indices.

Any of the following will be a market disruption event, in each case as determined by the calculation agent:

➢	a termination, suspension, absence or material limitation of trading in a material number of index constituents, for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;
➢	a termination, suspension, absence or material limitation of trading in option or futures contracts relating to the underlying index, one or more basket indices or to a material number of index constituents in the primary market or markets for those options or contracts for more than two hours of trading or during the one-half hour before the close of trading in such market;
➢	a termination, suspension, absence or material limitation of trading in any futures contract included in the underlying index or one or more basket indices; a change in the settlement price of any futures contract included in the underlying index or one or more basket indices by an amount equal to the maximum permitted price change from the previous day’s settlement price;
➢	the settlement price is not published for any individual futures contract included in the underlying index or one or more basket indices; the underlying index or one or more basket indices is not published; or
➢	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to your Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

General Terms of the Notes

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the underlying index or basket indices or any index constituents are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying index or one or more basket indices, in any index constituent stocks or index commodities, or in any futures contract on such index.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Discontinuance of or Adjustments to the Underlying Index or Underlying Basket; Alteration of Method of Calculation

If any index sponsor discontinues publication of the underlying index or a basket index and the index sponsor or any other person or entity publishes a substitute index that the calculation agent determines is comparable to that index and approves the substitute index as a successor index, then that successor index will be deemed to be the applicable underlying index or basket index for all purposes relating to the Notes, including for purposes of determining the amount payable at maturity.

If the calculation agent determines that the publication of the underlying index or a basket index is discontinued and that there is no successor index on any date when the level of such underlying index or basket index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks, physical commodities, exchange-traded futures contracts on physical commodities or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlying index or basket index. If the calculation agent determines that any index constituents or the method of calculating the underlying index or a basket index have been changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index constituents or of the futures contracts on such underlying index or basket index, as applicable, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index constituent stocks or their issuers or the index commodities, as applicable, or is due to any other reason — that causes the index not to fairly represent the level of that index had such changes not been made or that otherwise affects the calculation of the closing level of the affected index, index return, starting level, ending level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating that index that it believes are appropriate to ensure that the index return used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the closing level of the affected index and the amount payable at maturity or otherwise relating to the level of the index may be made by the calculation agent.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances described under “Description of Debt Notes We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

General Terms of the Notes

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “ —  Default Amount”.

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “ — Modification and Waiver of Covenants”.

Default Amount

The default amount for the Notes on any day will be an amount, in U.S. dollars, for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or
➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that

General Terms of the Notes

quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “ — Maturity Date” and “ — Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the index return, the starting level, the ending level and the amount payable in respect of your Notes in its sole discretion. All determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

Unless otherwise specified in the applicable pricing supplement, the Notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the underlying index or basket indices and/or listed and/or over-the-counter options, futures or exchange-traded funds on the index constituents or the underlying index or underlying basket prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions in the index constituents or other securities of issuers of the index constituent stocks;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the underlying index or underlying basket or the value of the index constituents;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, commodities or other assets; or
➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the index constituents, listed or over-the-counter options or futures on the index constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the underlying index or underlying basket or markets relating to the underlying index or underlying basket.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” on page PS-10 for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

This discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal, state or local tax penalties that may be imposed on the investor. This discussion was written to support the promotion or marketing of the transactions or matters addressed in this [disclosure statement supplement] and the attached [disclosure statement], and prospective investors should seek advice based on its particular circumstances from an independent tax advisor.

Set forth below is a summary of the principal United States federal income tax considerations applicable to an investment in the Notes. To the extent any information in this product supplement is inconsistent with the accompanying prospectus, prospective investors should rely on the information in this product supplement.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:

➢	an individual who is a citizen or a resident of the United States, for federal income tax purposes;
➢	a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);
➢	an estate the income of which is subject to federal income taxation regardless of its source; or
➢	a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:

➢	a nonresident alien individual for federal income tax purposes;
➢	a foreign corporation for federal income tax purposes;
➢	an estate the income of which is not subject to federal income tax on a net income basis; or
➢	a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the current calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a

Supplemental U.S. Tax Considerations

partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

NEITHER UBS FINANCIAL SERVICES INC. NOR ANY OF ITS RESPECTIVE OFFICERS OR EMPLOYEES PROVIDE TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Federal Income Tax Treatment of U.S. Holders

Accruals of Original Issue Discount on Notes. For U.S. federal income tax purposes, we will treat the Notes as contingent payment debt instruments (“CPDIs”) subject to taxation under the “noncontingent bond method.” In the opinion of Cadwalader, Wickersham & Taft, LLP, special tax counsel to us, the Notes will be treated as debt instruments of UBS AG, Jersey Branch for United States federal income tax purposes and should be subject to taxation under the noncontingent bond method. The remainder of this discussion assumes that the Notes will be subject to the noncontingent bond method. The holders of the Notes will agree to treat the Notes in accordance with this treatment. Under the noncontingent bond method, U.S. Holders of the Notes will accrue original issue discount (“OID”) over the term of the Notes based on the Notes’ comparable yield. As a result, U.S. Holders generally will be required to include OID with respect to their Notes in gross income each year in an amount in excess of the coupon payments on the Notes.

In general, the comparable yield of the Notes is equal to the yield at which we would issue a “fixed rate debt instrument” with terms and conditions similar to those of the Notes, including level of subordination, term, timing of payments, and general market conditions. If a hedge of the Notes is available that, if integrated with the Notes, would produce a synthetic debt instrument with a determinable yield to maturity, the comparable yield will be equal to the yield on the synthetic debt instrument. Under the noncontingent bond method, our reasonable determination of a comparable yield is generally respected and binding on holders of the Notes. The comparable yield is determined by us as of the issuance date solely for U.S. federal income tax purposes and is neither a prediction nor a guarantee of what the actual yield will be on the Notes.

U.S. Holders will generally accrue OID in respect of the Notes at a rate equal to the comparable yield. The amount of OID allocable to each accrual period will be the product of the “adjusted issue price” of the Notes at the beginning of each such accrual period and the comparable yield (properly adjusted for the length of the accrual period). The “adjusted issue price” of the Notes at the beginning of an accrual period will equal the issue price of the Notes plus the amount of OID previously includible in the gross income of the U.S. Holder, and reduced by the amount of coupon payments previously made on the Notes. The issue price of the Notes will generally be the principal amount of the Notes. The amount of OID includible in the income of each U.S. Holder for each taxable year will generally equal the sum of the “daily portions” of the total OID on the Notes allocable to each day during the taxable year in which a U.S. Holder held the Notes, regardless of the U.S. Holder’s method of accounting. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. Such OID is included in income and taxed as ordinary income. As a result of the foregoing rules, a U.S. Holder will not be required to separately include in income the coupon payments on the Notes.

Supplemental U.S. Tax Considerations

Under the noncontingent bond method, the comparable yield of the Note is used to construct a projected payment schedule for the Notes consisting of the coupon payments and the expected payment at maturity, that produces the comparable yield (the “projected payment schedule”). The projected payment schedule generally is not revised to account for changes in circumstances that occur while the Notes are outstanding.

However, as described below in “ — Retirement of the Notes at Maturity” and “ — Sale, Exchange or Other Disposition of the Notes,” the amount of ordinary income that a U.S. Holder will be required to pay taxes on from owning a Note upon maturity may be greater or less than the projected payment at maturity specified in the preceding sentence, depending upon the amount of the actual payment at maturity.

A U.S. Holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes. However, if a U.S. Holder believes that the projected payment schedule is unreasonable, a U.S. Holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason therefore on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

The comparable yield and projected payment schedule are provided solely to comply with the applicable U.S. federal income tax regulations in order to determine the amount of OID to be accrued by U.S. Holders of the Notes solely for U.S. federal income tax purposes and do not constitute our assurances, representations, or expectations as to the actual yield on the Notes.

Retirement of the Notes at Maturity. If the actual payment at maturity is greater than the projected payment at maturity reflected in the projected payment schedule, the excess will be a “positive adjustment,” which is treated as additional OID income. If the actual payment at maturity is less than the projected payment at maturity reflected in the projected payment schedule, the deficiency will be a “negative adjustment.” Such negative adjustment will be applied first to reduce the OID accrued for the year in which the maturity occurs and any remainder of such negative adjustment will be treated as an ordinary loss that will not be subject to the two percent floor limitation imposed on miscellaneous itemized deductions under section 67 of the Code.

Sale, Exchange or Other Disposition of the Notes. A U.S. Holder will generally recognize gain or loss on the taxable sale, exchange, or other disposition of a Note to the extent that the amount realized is more or less than its purchase price, increased by the OID previously accrued by the U.S. Holder on the Note and decreased by the amount of coupon payments previously made on the Note. In general, any gain realized by a U.S. Holder on the sale, exchange, or other disposition of a Note will be treated as ordinary interest income. Any loss recognized on the taxable sale, exchange, or other disposition of a Note will be treated as an ordinary loss to the extent of the OID previously accrued by such U.S. Holder on the Note, which loss would not be subject to the limitations on the deductibility of miscellaneous itemized deductions under section 67 of the Code. Any loss in excess of such accrued OID would be treated as a capital loss. The deductibility of capital losses by U.S. Holders is subject to limitations. It is possible that the Internal Revenue Service may assert that any substitute of or adjustments to the underlying index or the basket indices upon discontinuance of or adjustments to such underlying index or basket indices represents a modification of the terms of the Notes sufficient to give rise to a deemed exchange of the original Note for a new Note reflecting the new underlying index or underlying basket. Under this characterization, a U.S. Holder would recognize gain or loss upon any such substitution in or adjustment of the underlying index or basket indices, rather than only upon the ultimate settlement, lapse, sale, exchange or other disposition of the Notes.

Supplemental U.S. Tax Considerations

Federal Income Tax Treatment of Non-U.S. Holders

Interest income (including OID) on Notes owned by a Non-U.S. Holder and any income or gain realized by a Non-U.S. Holder upon the sale, early withdrawal, maturity or other disposition of a Note generally will not be subject to any United States federal income or withholding tax so long as the income or gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Information Reporting and Backup Withholding

If you are a noncorporate U.S. Holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of a Note effected at a U.S. office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate U.S. Holder that:

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,
➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

➢	a U.S. person,
➢	a controlled foreign corporation for U.S. tax purposes,
➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or
➢	a foreign partnership, if at any time during its tax year:
➢	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

Supplemental U.S. Tax Considerations

➢	such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-U.S. Holders. If you are not a U.S. Holder, you will not be subject to U.S. withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the attached prospectus.

Supplemental Plan of Distribution

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price up to the underwriting discount set forth on the front cover of this product supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.